SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 16, 2000

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

   Delaware                          333-29015                59-2346270
(State or other                      (Commission            (I.R.S. Employer
  jurisdiction                       File Number)           Identification No.)
of incorporation)

 100 NORTHFIELD STREET
 GREENWICH, CONNECTICUT                          06830
(Address of principal executive offices)       (Zip Code)

       Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

Item 1.  Changes in Control of Registrant

                  Not Applicable.

Item 2.  Acquisition or Disposition of Assets

                  Not Applicable.

Item 3.  Bankruptcy or Receivership

                  Not Applicable.

Item 4.  Changes in Registrant's Certifying Accountant

                  Not Applicable.

Item 5.  Other Events

                  Press Release

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                           EQUIVEST FINANCE ANNOUNCES
                 RECORD SECOND QUARTER AND FIRST HALF REVENUES;
                         NET INCOME OF $.08 PER DILUTED
                            SHARE FOR SECOND QUARTER


         Greenwich, Connecticut (Business Wire) - August 16, 2000 - Equivest Finance, Inc. (NASDAQSC:EQUI) reported record revenue of $40.4 million for its second quarter ended June 30, 2000, up 67% from $24.2 million in the comparable period last year. Revenues for the first six months of 2000 rose 119% to $78.6 million, compared with $35.9 million in the comparable 1999 period. For the six months ended June 30, 2000, net income was $5.1 million, or $0.17 per share diluted, up 18% from $4.3 million, and $0.16 per share, in 1999. For the quarter ended June 30, 2000, net income was $2.5 million, or $0.08 per share diluted, down 10% from $2.8 million and $0.10 per diluted share, in the comparable period of 1999. Equivest provides high quality vacation ownership opportunities to more than 87,000 owners at 30 resort locations on the eastern and Gulf coasts of the United States, and in St. Thomas, USVI. During the second quarter Equivest opened new resorts in San Antonio, Texas and Williamsburg, Virginia. Equivest also provides financing for independent developers of vacation ownership resorts and their customers.

         Total assets as of June 30, 2000 were $436.2 million, an increase of 57% compared with $278.6 million at June 30, 1999. Total capital at June 30, 2000 was $80.5 million, an increase of 35% from $59.8 million at June 30, 1999. The growth in revenues, assets and net worth as of June 30, 2000 reflects the acquisition of Peppertree Resorts, Ltd. and certain affiliates ("Peppertree") in late 1999, as well as the Company's operating results.

         For the six months ended June 30, 2000, pretax income increased 21% to $8.9 million from $7.3 million last year. Net income during the first half of 2000 increased 18% to $5.1 million, up from $4.3 million for the same period in 1999. Diluted earnings per share in the first half were $0.17 in 2000 compared with $0.16 in 1999.

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         As  previously  announced,  results in the second  quarter of 1999 were benefited by the one-time recognition of approximately $1.9 million of deferred sales revenue and $0.7 million of deferred pretax income relating to the completion of two resort buildings under construction in St. Thomas that were acquired in March, 1999. If the one-time gains in 1999 are excluded from first half 1999 results, 2000 first half pretax income of $8.9 million increased 33% from $6.6 million in 1999. Similarly, excluding the 1999 one-time gains, net income for the first six months of 2000 was $5.1 million, or $0.17 per diluted share, up 31% compared with $3.9 million, or $0.14 per diluted share, in the first half of 1999.

         For the quarter ended June 30, 2000, pretax income was $4.2 million, a decline of 7% compared with 1999. Net income was $2.5 million, a decline of 10% compared with $2.8 million in 1999. However, as noted above, results in the second quarter of 1999 were significantly benefited by the one-time recognition of approximately $1.9 million of deferred sales revenue and $0.7 million of deferred pretax income. If this non-recurring income is excluded from the Company's second quarter 1999 results, pretax income of $4.2 million for the second quarter of 2000 represents a 10% increase compared with $3.9 million in 1999. Similarly, if such non-recurring income is excluded, net income of $2.5 million for the second quarter in 2000 represents an increase of 6% compared with $2.3 million in 1999.

         On a comparable basis, diluted earnings per share in the quarter ended June 30, 2000 were flat, with $0.08 on 28.3 million weighted average shares outstanding compared with earnings per share of $0.08 during the comparable 1999 period, excluding non-recurring income, on 26.1 million weighted average shares outstanding. If the non-recurring income in the second quarter of 1999 is included in results, diluted earnings per share in 1999 were $0.10.

         During the second quarter of 2000, the Company increased its rate of provisioning for doubtful receivables to 8% of vacation ownership intervals ("VOIs"), compared with 3.5% in the prior year. This increase reflects what the Company's "Target Reserve Methodology," or "TRM," suggests is a more appropriate long-term rate of provisioning for doubtful receivables. If the Company had utilized the same percentage of VOI sales as a provision for doubtful receivables in the second quarter of 2000 as it did in the second quarter of 1999, the amount of provisions taken would have decreased by approximately $1.1 million. Under the Company's TRM system, the Company assigns reserve targets of 5%, 10%, 50% and 95% to consumer receivables relating to purchasers in its own resorts that are current, 30, 60 or over 90 days past due, respectively. In this manner the level of provisioning for doubtful receivables required to maintain adequate coverage of the actual volume of consumer notes in different aging categories is monitored over time, with adjustment where necessary to maintain adequate reserve coverage ratios, or "RCRs".

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         The company's loan receivable  portfolio grew 48% to $270.4 million for the quarter ended June 30, 2000, compared to $182.2 million as of June 30, 1999. Of this amount $137.6 million represented receivables relating to VOI purchases in the Company's own resorts, $101.0 million represented receivables relating to consumer loans at third party developer resorts, and the balance represented acquisition and development and other loans. At June 30, 2000, the Company maintained total portfolio reserves and over collateralization of $34 million, or 12.6% of total loans. The allowance for doubtful accounts included in total reserves was $10.8 million at June 30, 2000, up 63% compared with $6.6 million at June 30, 1999. As of June 30, 2000 the Company's Reserve Coverage Ratio showed total reserves and over collateralization equal to 4.4 times the total volume of consumer receivables over 60 days past due. However, there is no assurance that the Company's TRM will not require higher reserves for doubtful accounts in the future.

         During the second quarter of 2000, sales of VOIs increased 108% to $23.8 million, or 59% of total revenues, from $11.4 million for the same period in 1999. During the second quarter of 2000, the Company sold 1,008 fixed-week VOIs at an average price of approximately $11,684, as well as 1,400 points packages. As of June 30, 2000, the company held approximately 27,200 unsold VOIs in inventory, representing more than $315 million in potential gross sales proceeds at the current fixed week average sale price as of June 30, 2000.

         During the second quarter of 2000, sales and marketing costs rose to 48.1% of VOI sales, compared with 42.5% for the prior year period. To a significant degree, the increase in the Company's sales and marketing expense levels reflects higher costs and lower efficiencies at its newly-acquired Peppertree division. For example, sales and marketing expense for the non-Peppertree sales centers was 44% in the second quarter, while Peppertree's sales and marketing expense during the same period was 52.3% of VOI revenues. The Company has embarked on a wide-ranging program of cost cutting designed to bring Peppertree's costs into line with Equivest's historic costs in its other sales centers. This program of cost cutting has included elimination of senior and mid-level management, closure of certain high-cost operations, greater efficiency in the use of personnel resources and outsourcing of various functions. The Company believes that Peppertree's cost levels will be reduced during the balance of 2000 as a result of cost-cutting measures, but it cannot predict when or if levels similar to the historic costs at its other sales centers will be achieved. The Company also believes that high sales and marketing costs and low gross sales totals at Peppertree are in part a reflection of the long-term effects of the severe hurricane-related flooding experienced in many of Peppertree's traditional marketing areas in the fall of 1999. The Company believes that such adverse effects have been declining, but cannot predict the extent or precise timing of further market place improvement, to the extent it occurs.

         Interest expense as a percent of interest income increased to 67.6% in the second quarter of 2000 from 53.2% in the comparable period in 1999, reflecting greater levels of outstanding indebtedness and higher average interest rates payable. This in large part reflects the assumption of outstanding Peppertree debt carrying much higher average interest rates than Equivest's own obligations. The Company recently repaid more than $20 million in high-cost loans to Peppertree from Liberty Bank, refinancing these liabilities at a significant cost reduction. The Company anticipates that it will seek to refinance Peppertree's outstanding liabilities wherever it has the right to do so, and that it will realize future savings in interest expense to the extent it is successful in repricing Peppertree's liabilities.

         Interest income for the second quarter of 2000 was $9.6 million, or 24% of total revenues, an increase of 58% compared to $6.1 million for the second quarter of 1999. Resort management operations generated $6.7 million in revenue, representing 17% of total revenues, an increase of 6% compared to $6.3 million for the first quarter of 1999. Resort operations expense as a percent of resort management revenues fell to 74.1% in the quarter ended June 30, 2000 from 80.8% in the second quarter of 1999. Second quarter 2000 general and administrative expense was 11.2% of total revenues, up from 10.1% in the second quarter 1999.

         Richard C. Breeden, Chairman, President and Chief Executive Officer of Equivest commented: "During the second quarter Equivest continued work integrating our Peppertree acquisition, with a strong focus on reducing Peppertree's sales and marketing costs to bring those costs in line with Equivest's other sales centers. We also brought two new resorts - San Antonio, Texas and Williamsburg, Virginia - on line during the period, and we are working to integrate product offerings across the entire company better. While revenue increased substantially over 1999, we intend to continue our focus on cost cutting to improve profit margins from their current levels."

         Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

Contact:  Gerald L. Klaben, Jr., Chief Financial Officer (203) 618-0065

                                       5

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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                      EQUIVEST FINANCE, INC.



Date: August 16, 2000           By:        /s/Gerald L. Klaben, Jr.
                                    -------------------------------------------
                                     Name: Gerald L. Klaben, Jr.
                                     Title:  Senior Vice President &
                                             Chief Financial Officer